UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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NRG YIELD, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 13, 2015

Dear Stockholders,

As indicated in the proxy materials distributed by NRG Yield, Inc. (the “Company” or “NYLD”) on March 26, 2015, the Company’s annual stockholders’ meeting (“ASM”) will be held on Tuesday, May 5, 2015 at 9:00 AM ET.  At the ASM, the Company is requesting your approval of a recapitalization of the Company’s outstanding common stock as further described below and in the proxy materials relating to the ASM.  If approved, we expect that the recapitalization will enable NYLD to continue to raise capital in the equity markets to fund its growth through the acquisition of assets while minimizing the impact on the current voting rights of existing NYLD stockholders and maintaining the current sponsorship of the Company by its parent company NRG Energy, Inc. (“NRG”).

As described in the proxy materials, NYLD is requesting your approval of two proposals, comprising Proposal No. 2, to complete the recapitalization (“Proposals No. 2A and 2B”).

Proposal No. 2A is seeking your approval to create the Class C and Class D stock:

•                  Class C - identical economic rights as Class A stock; 1/100th voting right of Class A stock

•                  Class D - identical economic rights as Class B stock (neither has any economic rights);  1/100th voting right of Class B stock

Proposal No. 2B is seeking your approval to effectuate a stock split, where each outstanding share of Class A stock would split into one share of Class A and one share of Class C stock and each outstanding share of Class B stock would split into one share of Class B and one share of Class D stock.

The economic and voting rights of the existing holders of the Class A and Class B stock will be unaltered by the recapitalization.

In order to complete the recapitalization, it is critical that the Company receive the requisite votes “FOR” both Proposals No. 2A and 2B.  The requisite votes include the affirmative vote of a majority in voting power of the Class A stock, none of which is owned by NRG.  If we do not receive the requisite votes “FOR” both Proposals No. 2A and 2B, the recapitalization will not be approved.

We believe that the recapitalization will enable the Company to:

•                  Significantly extend its ability to continue to pay a consistent and growing cash dividend to its stockholders;

•                  Maintain its low cost of capital to fund future growth; and

•                  Retain financial flexibility to issue equity or debt, or use cash on hand, to fund future acquisitions from NRG or third parties.

To further these objectives, the Company and NRG have entered into an amended Right of First Offer (“ROFO”) Agreement that expands the ROFO asset list with approximately 900 megawatts (“MWs”) of new, long-term contract natural gas assets in California, approximately 900 MWs of wind assets and up to $250 million of equity investments in residential solar and distributed generation portfolios, representing a potential new asset class for NYLD.

In addition, we believe that the recapitalization, which is consistent with the governance structures implemented by other energy YieldCos, serves as the best long-term solution to enable NYLD to maintain its relationship with and parent sponsorship by NRG.  The relationship with NRG allows the Company to continue to benefit from NRG’s development projects, transactional experience, operational expertise and asset management, as well as other shared services, while minimizing accounting and third-party contractual issues that could result from a decrease in NRG’s voting rights.  In the event that the recapitalization is not approved, the Company may be limited in its ability to grow its asset base and maintain or improve its cash dividend to its stockholders.

For a full discussion of the benefits and potential negative consequences of the recapitalization, please refer to “Reasons for the Recapitalization” and “Potential Negative Consequences of the Recapitalization” in the discussion of Proposal No. 2 in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on March 26, 2015.

Following the fourth quarter 2014 earnings call where the proposal was announced by management, a number of equity analysts noted the benefits of the recapitalization:

“… While the equity recap might be viewed by some as unconventional so close to the IPO, we think that the financial flexibility provided by the share class restructuring puts both NYLD and NRG in a better position to maintain distribution growth and separately invest in their strategic businesses while making 3rd party acquisition opportunities more financially viable.” (Credit Suisse, March 2, 2015)

“New structure better positions NYLD for third-party acquisitions:  NYLD has proposed to create a new class of stock (Class C) that would have equal economic rights but 1/100th voting rights. ... Equity to fund future growth would come from new ‘low-vote’ Class C shares. This allows NRG to maintain voting control without injecting new equity into NYLD as the YieldCo grows. It increases NYLD’s flexibility to pursue third-party acquisitions that NRG may not want to co-invest in given a higher cost of capital…” (Wolfe Research, March 1, 2015)

“…. [W]e believe that the new structure would provide greater flexibility for NRG/NYLD to deliver [cash available for distribution] growth. At current prices, NYLD would be able to issue ~$21b in C shares before NRG’s voting interest is sub-50%. Given that NRG’s enterprise value is theoretically inclusive of its economic ownership of NYLD, we believe that it’s still in management’s best interest to drive per share growth despite economic interest dilution...” (RBC Capital Markets, March 5, 2015)

The Company’s board of directors, upon the unanimous recommendation of the Company’s Corporate Governance, Conflicts and Nominating Committee, recommends that you vote “FOR” this proposal.  Our goal is to achieve the best outcome for the Company and its stockholders.  Your vote is important to us.  We urge you to vote your shares of Class A stock today in favor of Proposals No. 2A and 2B.

If you have any questions or need help in voting, please call our proxy solicitation firm, MacKenzie Partners, toll-free at (800) 322-2885, or email proxy@mackenziepartners.com.

Sincerely,

John F. Chlebowski, Lead Independent Director

Brian R. Ford

Ferrell P. McClean

Corporate Governance, Conflicts and Nominating Committee of the Board of Directors of NRG Yield, Inc.